Exhibit 99.1

GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
March 25, 2015	James A. Graner 612-623-6635
Media: Bryce Hallowell 612-623-6679
bhallowell@graco.com

Graco Receives Approval from FTC to Sell Liquid Finishing Business Assets

Targets April 1 Closing Date

MINNEAPOLIS, MN (March 25, 2015) – Graco Inc. (NYSE:GGG) announced today that it has received notice from the United States Federal Trade Commission (FTC) approving the Company’s application to sell the Liquid Finishing business assets pursuant to the previously announced purchase agreement with Carlisle Companies Incorporated (NYSE:CSL) for $590 million in an all-cash transaction, subject to customary post-closing adjustments. The closing of the divestiture is expected to occur on or about April 1, 2015, subject to satisfaction or waiver of remaining closing conditions.

Net proceeds from Graco’s investment in the Liquid Finishing business assets and the sale transaction are expected to be approximately $570 million, reflecting the $590 million purchase price adjusted for estimated cash balances, less transaction fees and estimated tax expenses related to the sale, and cash dividends of approximately $30 million expected to be received in the first quarter. Consistent with prior quarters, such dividends will be recognized as other income on Graco’s consolidated statement of earnings. Graco will not receive additional dividends related to the Liquid Finishing business assets after the transaction closes.

The Liquid Finishing business assets to be sold to Carlisle include those involved in the development, manufacture, and sale of Binks® spray finishing equipment, DeVilbiss® spray guns and accessories, Ransburg® electrostatic equipment and accessories, and BGK curing technology.

ABOUT GRACO

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense, and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com or on Twitter @GracoInc.

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this press release and in reports that the Company files periodically with the Securities and Exchange Commission, as well as in other press releases, analyst briefings, conference calls and the Company’s Overview report to shareholders, which are not statements of historical fact. All forecasts and projections are forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. The Company undertakes no obligation to update these statements in light of new information or future events.

These forward-looking statements are made within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Actual results could differ materially from those expressed or implied by such forward-looking statements due to various factors, including: the ability of the Company and Carlisle to satisfy the conditions to closing of the transaction; the risk that the transaction will not be closed within the expected time period, if at all; to what extent, if any, the Company will be able to realize the expected benefits of actions taken in anticipation of or in preparation for closing, particularly if closing does not occur or is delayed; whether and when the Company will be able to realize the expected financial results and effect of the transaction; how customers, competitors, suppliers and employees react to the transaction; economic changes in global markets; and whether the Company will be able to complete a divestiture in a time frame that is satisfactory to the Federal Trade Commission. Please refer to Item 1A of the Company’s Annual Report on Form 10-K for fiscal year 2014 for a more comprehensive discussion of other risk factors that relate generally to our business and financial condition. These reports are available on our website at www.graco.com/ir and the Securities and Exchange Commission’s website at www.sec.gov.

# # #